Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Mt. Vernon Street Trust of our reports dated January 14, 2025, relating to the financial statements and financial highlights, which appear in Fidelity Equity Growth K6 Fund, Fidelity Growth Strategies Fund, Fidelity Growth Strategies K6 Fund, and Fidelity New Millennium Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 21, 2025